                                                                   Exhibit 12.1

             MEDIACOM COMMUNICATIONS CORPORATION AND SUBSIDIARIES

            COMPUTATION OF DEFICIENCY OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                                                                                    Nine Months Ended
                                             March 12-           Year Ended December 31,              September 30,
                                            December 31, ---------------------------------------  --------------------
                                               1996       1997      1998       1999      2000       2000       2001
                                           ------------- -------  ---------  --------  ---------  ---------  ---------
Loss before taxes and cumulative effect of
 change in accounting principle...........    $(1,953)   $(4,596)  $(39,790) $(81,320) $(149,597) $(110,481) $(100,727)
Add: Fixed charges, excluding capitalized
 interest.................................      1,670      5,374     28,393    40,674     73,489     54,852     95,554
Amortization of capitalized interest......         --         --         39       247        702        418      1,024
                                             --------    -------  ---------  --------  ---------  ---------  ---------
Net (loss) earnings available for fixed
 charges..................................       (283)       778    (11,358)  (40,399)   (75,406)   (55,211)    (4,149)
                                             --------    -------  ---------  --------  ---------  ---------  ---------

Fixed Charges:
Interest..................................      1,550      4,989     24,069    37,857     69,117     51,578     92,467
Capitalized interest......................         --         --      1,014     1,771      5,317      3,448      3,218
Amortization of debt issuance costs.......         86        268      2,706     1,314        817        617        720
Interest portion of rent expense..........         34        117      1,618     1,503      3,555      2,657      2,367
                                             --------    -------  ---------  --------  ---------  ---------  ---------
Total fixed charges.......................      1,670      5,374     29,407    42,445     78,806     58,300     98,772
Ratio of earnings to fixed charges........         --         --         --        --         --         --         --
Deficiency of earnings to fixed charges...    $ 1,953    $ 4,596   $ 40,765  $ 82,844  $ 154,212  $ 113,511  $ 102,921
                                             ========    =======  =========  ========  =========  =========  =========

                                                                   Exhibit 12.1

                         MEDIACOM LLC AND SUBSIDIARIES

            COMPUTATION OF DEFICIENCY OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                                                                                          Nine Months
                                                                                                        Ended September
                                                 March 12-           Year Ended December 31,                  30,
                                                December 31, ---------------------------------------  ------------------
                                                    1996      1997      1998       1999      2000       2000      2001
                                                ------------ -------  ---------  --------  ---------  --------  --------
Loss before taxes and cumulative effect of
 change in accounting principle................   $(1,953)   $(4,596)  $(39,790) $(81,320) $(149,224) $(94,418) $(77,370)
Add: Fixed charges, excluding capitalized
 interest......................................     1,670      5,374     28,393    40,674     73,323    54,852    70,905
Amortization of capitalized interest...........        --         --         39       247        702       418     1,024
                                                  -------    -------  ---------  --------  ---------  --------  --------
Net (loss) earnings available for fixed charges      (283)       778    (11,358)  (40,399)   (75,199)  (39,148)   (5,441)
                                                  -------    -------  ---------  --------  ---------  --------  --------

Fixed Charges:
Interest.......................................     1,550      4,989     24,069    37,857     69,117    51,578    68,588
Capitalized interest...........................        --         --      1,014     1,771      5,317     3,448     3,169
Amortization of debt issuance costs............        86        268      2,706     1,314        817       617       720
Interest portion of rent expense...............        34        117      1,618     1,503      3,389     2,536     1,597
                                                  -------    -------  ---------  --------  ---------  --------  --------
Total fixed charges............................     1,670      5,374     29,407    42,445     78,640    58,179    74,074
Ratio of earnings to fixed charges.............        --         --         --        --         --        --        --
Deficiency of earnings to fixed charges........   $ 1,953    $ 4,596   $ 40,765  $ 82,844  $ 153,839  $ 97,327  $ 79,515
                                                  =======    =======  =========  ========  =========  ========  ========

                                                                   Exhibit 12.1

                    MEDIACOM BROADBAND LLC AND SUBSIDIARIES

            COMPUTATION OF DEFICIENCY OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

                                                                          April 5, 2001
                                                                          (inception)-
                                                                          September 30,
                                                                               2001
                                                                          -------------
Loss before taxes and cumulative effect of change in accounting principle   $(17,435)
Add: Fixed charges, excluding capitalized interest.......................     25,955
Amortization of capitalized interest.....................................         --
Less: Preferred interest dividends of subsidiary.........................     (3,620)
                                                                            --------
Net earnings available for fixed charges.................................      4,900
                                                                            --------
Fixed Charges:
Interest.................................................................     21,527
Capitalized interest.....................................................         49
Amortization of debt issuance costs......................................        105
Interest portion of rent expense.........................................        703
Preferred interest dividends of subsidiary...............................      3,620
                                                                            --------
Total fixed charges......................................................     26,004
Ratio of earnings to fixed charges.......................................         --
Deficiency of earnings to fixed charges..................................     21,104
                                                                            ========